UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

The Midland Company

(Name of Registrant as Specified In Its Charter)

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The following e-mail was sent on November 20, 2007 to all associates of The Midland Company by its Chief Executive Officer, John W. Hayden.

The moment you all have been waiting for is just around the corner. Many of you have been asking when you might have the opportunity to meet our new partners, Munich Re. I am pleased to inform you that Dr. Peter Roeder, Member of the Board of Management for Munich Re responsible for North America; and Tony Kuczinski, CEO of Munich Re America, will be in town next Tuesday, November 27.

We have scheduled a series of town hall meetings for the afternoon of the 27th … 2:00 p.m., 3:00 p.m., and 4:00 p.m. in Integrity, C-101 in the Conference Center. These sessions, lasting between 30 and 45 minutes each, will give you an opportunity to hear directly from Peter and Tony and will also allow some time for Q&A. Please work with your supervisor to attend one of these meetings.

For those of you unable to attend in person, please use the following dial-in instructions …

1-877-278-7481

Access Code: 5812213#

We would appreciate it if you would notify any associate on your team who does not have access to email about this meeting schedule.

I have also attached a letter of introduction and welcome from Tony Kuczinski.

Looking forward to seeing you next Tuesday.

John

Anthony J. Kuczinski

President & CEO-Elect

Dear Midland Associates,

The October 17, 2007 announcement about the coming together of The Midland Company and Munich Re marked an exciting beginning for our future together. I hope that you view this announcement with the same sense of opportunity and possibility that my team and I envision.

We look forward to joining with you in the months and years ahead to create something greater than our two companies could likely have accomplished separately. Adding Midland's specialty property and casualty lines to Munich Re fits perfectly into our global 'Changing Gear' initiative and our disciplined growth strategy in the United States. Together, we can seize this opportunity to deliver value-adding products and services to meet the needs of our clients.

Beyond the economic considerations, we believe that our mutual success will stem from the spirit and cooperation of people working together at every level of the organization. We're certain the chemistry is right and that Midland and Munich Re are an excellent fit.

I know that uncertainty is often the unwelcome companion of a change such as this. But I assure you that we are committed to working with your management team to keep you fully informed as we move through the months ahead. I look forward to meeting each of you as we tackle the future together.

Sincerely,

Tony Kuczinski

Munich Reinsurance America, Inc. 555 College Road East P.O. Box 5241 Princeton, NJ 08543-5241 USA	Tel.: +1 (609) 243-4287 Fax: +1 (609) 951-8181 E-mail: akuczinski@munichreamerica.com http://www.munichreamerica.com

Important Merger Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Midland by Munich Re. In connection with the proposed acquisition, Midland intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission, or SEC, and Midland intends to file other relevant materials with the SEC. Shareholders of Midland are urged to read all relevant documents filed with the SEC when they become available, including Midland’s proxy statement, because they will contain important information about the proposed transaction, Midland and Munich Re. A definitive proxy statement will be sent to holders of Midland stock seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Midland.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site,
http://www.sec.gov. In addition, Midland shareholders may obtain free copies of the documents filed with the SEC when available by contacting Midland’s Chief Financial Officer, Todd Gray, at 513-943-7100.

Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Midland or Munich Re with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Munich Re and its directors and executive officers, and Midland and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Midland common stock in respect of the proposed transaction. Information about the directors and executive officers of Midland is set forth in Midland’s proxy statement which was filed with the SEC on March 23, 2007. Investors may obtain additional information regarding the interest of Munich Re and its directors and executive officers, and Midland and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available.